Exhibit 99(a)

For Immediate Release

CONTACT:  John G. Zimmerman          Jim Goldman/Stephanie King
          Vice President & CFO       Edelman Financial
          Perceptron, Inc.           212/704-8255/8291


         Perceptron Announces Record Annual and
         Fourth Quarter Revenue and Bookings

        New Forest Product and First-Tier Supplier Contracts Announced

         Company Announces Non-Cash Charge to Earnings to Reflect Changes in Accounting for Stock Options


Farmington Hills, MI January 22, 1997 - Perceptron, Inc. (Nasdaq: PRCP) today announced record sales and new order bookings for the year and fourth quarter ended December 31, 1996.

For the full year of 1996, net sales reached $49.6 million, a 33% increase over net sales of $37.3 million in 1995. Net sales for the fourth quarter of 1996 were $16.0 million, an increase of 19.4% over net sales of $13.4 million during the fourth quarter of 1995.

New order bookings in 1996 were $54.4 million, an increase of 28.6% over 1995 bookings of $42.3 million. New order bookings for the fourth quarter of 1996 were $21.3 million, an increase of 59.0% over bookings of $13.4 million during the fourth quarter of 1995. At December 31, 1996, Perceptron's order backlog was $21.0 million, a 28.8% increase over its $16.3 million backlog at December 31, 1996.

Perceptron also announced two major new orders. One expands its presence outside the automotive arena and the other opens a new segment within its core automotive business. In January, 1997, Perceptron received $2.0 million in bookings from Trident Systems, Inc., a forest products systems integrator, for its forest products business, in addition to a $500,000 booking it received late in 1996. This new booking raises the backlog to over $23 million. Another incremental booking of nearly $500,000 was received in 1996 for the steel processing industry for steel furnace inspection. Bookings for 1996 also include a $2.8 million order from an important first-tier supplier to the automotive industry.

Alfred A. Pease, Chairman and Chief Executive Officer of Perceptron, stated, "The Perceptron team has once again delivered record results to its customers and its shareholders. We are very pleased with our sales and bookings for 1996, which demonstrate the continuing strength of our core automotive business and our progress in developing our non-automotive businesses. We are encouraged by the customer satisfaction engendered by our 1996 forest products beta test sites and operational installations.

"Our first-tier supplier booking is also important in that it extends our proven product line to a new set of customers. It also positions us earlier in the automobile production process and provides the company with a new base of customers from which to leverage additional sales."

The Company also announced that it will take a non-cash charge to earnings in 1996 of approximately $2.1 million, net of taxes, or approximately 27 cents per share, to reflect adjustments in its methods of accounting for stock options. The Company will also restate its results of operations for 1995, which were audited by the independent accounting firm of Coopers & Lybrand LLP. Coopers and Lybrand LLP has been the Company's accounting firm since 1981. The non-cash charge to earnings for 1995 will amount to approximately $900,000, net of taxes, or approximately 12 cents per share. These non-cash charges have no effect on the company's operations or its product markets. There will be a favorable impact of $1.7 million on the Company's cash position from 1995 and 1996 stock option exercise as a result of reduced income taxes to be paid. There will also be a comparable increase in shareholders' equity.

Beginning in late 1994, some participants in the Company's stock option plan have used Perceptron's stock options to pay the exercise price of stock options issued under the plan. The Company was just advised by its independent accounting firm, Coopers & Lybrand LLP, that accounting rules require the recording of a non-cash compensation expense relating to certain of those exercises during 1996 and during the audited fiscal year of 1995. Similar exercises of options took place during the last quarter of the audited fiscal year of 1994, but Coopers & Lybrand LLP has concluded that the effect of these transactions was not material and does not require restatement of the results of operations for that year.

Mr. Pease stated, "The need to adjust the manner in which we have historically accounted for stock options just came to our attention and the resulting non-cash charge is strictly an accounting adjustment and has no effect on our business, which remains strong. The accounting for stock options is complex and technical. Variations in the factual setting relating to stock option exercises can result in different accounting treatment of the compensatory element inherent in all stock option arrangements. While this non-cash charge will impact reported earnings for 1996 and the prior year, we are taking action to eliminate the provision in our stock options plans which might have resulted in our taking this non-cash compensation expense for 1997.

"The tax effects of these stock options exercises will actually represent a real net benefit to the company in the form of an overall increase in our cash position, due to reduced income taxes, amounting to about $1.7 million, with a comparable increase in shareholder equity."

Net income and earnings per share for the nine months ended September 30, 1996 will be restated to be $4.0 million, or $0.53 per share, to include approximately $2.1 million, net of taxes, of the non-cash charge described above, compared to $6.1 million, or $0.80 per share as originally reported. No additional charges of this nature will be taken in the fourth quarter of 1996.

Net income and earnings per share for the year ended December 31, 1995 will be restated to be $8.4 million, or $1.16 per share, to include approximately $900,000, net of taxes, of the non-cash charge described above, compared to $9.3 million, or $1.28 per share as originally reported. The Company will restate its prior filings of its forms 10K and 10Q as required.

                            Financial Summary Table
                     (in 000's except for per share data)

                     Nine Months Ended             Year End
                      September, 1996                 1995
                 ---------------------------------------------------
                 As Reported   As Restated  As Reported   As Restated
                 ----------------------------------------------------
Net Sales         $33,581        $33,581     $37,291        $37,291
Gross Profit       20,493         20,493      23,116         23,116
Non-cash Charge       ---          3,202         ---          1,377
Pre-tax Income      8,692          5,490       9,304          7,927
Income Tax          2,608          1,487         ---          -(482)
Net Income          6,084          4,003       9,304          8,409
Net Income per
  Share             $0.80          $0.53       $1.28          $1.16


Weighted Average    7,600          7,600       7,258          7,258
  Shares Outstand-
  ing

Perceptron designs, manufactures and markets information based process measurement and guidance solutions for industry. Perceptron's systems are recognized in a number of industries and market segments as important tools for improvement of quality, productivity, and efficiency. Perceptron markets and sells its products worldwide through its offices in Michigan, Germany, Brazil, The Netherlands, Korea, and Japan.